Exhibit 8.2

THE WARNER 1299 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20004-2400 TEL +1 202.639.7700 FAX +1 202.639.7890 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

[__________, 2019]

Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

    We have acted as counsel to Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”), in connection with the transactions described in the Agreement and Plan of Merger dated as of April 15, 2019 (as amended through the date hereof, the “Merger Agreement”), among the Company, Expedia Group, Inc., a Delaware corporation (“Parent”), LEMS I LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), and LEMS II Inc., a Delaware corporation and a wholly owned subsidiary of Merger LLC (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Merger LLC, and immediately after the effectiveness of the Merger, the Company shall be merged with and into Merger LLC, with Merger LLC continuing as the surviving company as a wholly owned subsidiary of Parent (the “Upstream Merger” and together with the Merger, the “Combination”).  The terms of the Combination are described in the Merger Agreement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”), which forms a part of the Registration Statement on Form S-4, as amended (File No. 333-231164), of Parent (the “Registration Statement”) that is being filed with the Securities and Exchange Commission (the “SEC”) on even date herewith.  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.  You have requested our opinion (the “Tax Opinion”) regarding the treatment of the Combination as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this Tax Opinion, we have examined and relied upon the accuracy and completeness of the facts, information, statements, representations, and covenants contained in (i) the Transaction Documents, the Voting Agreement, the Transaction Agreement Amendment and the New Governance Agreement, (ii) the Registration Statement, including the Proxy Statement/Prospectus, (iii) all submissions to the SEC related to clause (ii), (iv) the representation letter, dated the date hereof, delivered to us by Parent (the “Parent Representation Letter”), (v) the representation letter, dated the date hereof, delivered to us by the Company (the “Company Representation Letter,” and together with the Parent Representation Letter, the “Representation Letters”), and (vi) such other documents and records, and information provided to us by the Company, as we have deemed necessary or appropriate as a basis for this Tax Opinion.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.   In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

Liberty Expedia Holdings, Inc.	- 2 -	[__________, 2019]

    As to certain facts material to this Tax Opinion, we have relied upon the statements and representations set forth in the Representation Letters, and we have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete, without regard to any qualification as to knowledge, belief, or otherwise.  We also have assumed that the Combination will be consummated in the manner described in the Registration Statement and the Merger Agreement and that none of the terms and conditions in the Merger Agreement will have been waived or modified in any respect.  This Tax Opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, statements, representations, and covenants set forth in the documents referred to above, including those contained in the Representation Letters.  Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the Effective Time), could adversely affect this Tax Opinion.

    In rendering this Tax Opinion, and with the Company’s permission, we have assumed that (i) the Parent Representation Letter and the Company Representation Letter will be reexecuted by Parent and the Company, respectively, on the Closing Date in a substantially similar form that is acceptable to us and (ii) we will render our opinion pursuant to Section 6.3(d) of the Merger Agreement on the Closing Date.

    Subject to the foregoing and subject to the assumptions, conditions, limitations, and qualifications described herein, it is our opinion that for U.S. federal income tax purposes, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This Tax Opinion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof.  This Tax Opinion is being delivered prior to the consummation of the Combination and therefore is prospective and dependent upon future events.  There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so.  This Tax Opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court, and the conclusions expressed in this Tax Opinion could be challenged by the IRS and a court could sustain such challenge.  We express no other opinion regarding the U.S. federal tax consequences of the Combination, and we express no opinion regarding the state, local, foreign, or other tax consequences of the Combination.

    This Tax Opinion is delivered to you solely in connection with the Combination and for purposes of the Registration Statement.  We consent to the filing of this Tax Opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,